UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 14, 2016

AMBIENT WATER CORPORATION

(Exact Name of registrant as specified in its Charter)

Nevada	333-141927	20-4047619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7721 E. Trent Ave. Spokane Valley, WA	99212
(Address of principal executive offices)	(Zip Code)

(509) 474-9451

(Registrant’s telephone number, including area code)

 (Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.02

Unregistered Sale of Equity Securities

On January 14, 2014 the Board of Directors authorized the issuance of 72,800,920 shares of Series “A” Preferred Stock in lieu of payment of $310,131.92 deferred accrued Executive Compensation.

The following compensation was paid to Keith White and Jeff Stockdale:

	Deferred Compensation	Share Price (1)	Number of Shares

Keith White	$130,065.96	$0.00426	30,531,915
Jeff Stockdale	$180,065.96	$0.00426	42,269,005

Note 1.  This $0.00426 represents the average market price per share of common stock as quoted over-the-counter for the preceding five (5) days.  The Series “A” Preferred has been priced based on the market price of the common stock thereby maintaining price parity.

The accrued executive compensation was paid in the form of Series “A” Preferred shares because the utilization of common stock would have resulted in a deficit of unissued common shares reserved for various convertible notes.

The shares were exempt from registration pursuant to the provisions of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. White and Stockdale, executive officers of the Company, are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The sales were private and did not involve a public offering.  The shares are restricted securities.

Item 5.02

Compensatory Arrangements of Certain Officers.

Effective January 14, 2016, the Board of Directors, in connection with the payment of accrued deferred executive compensation in the form of Series “A” Preferred shares, voted to reduce the annual executive compensation from $175,000 to $120,000 annually.  This change will be effective as of January 1, 2016.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 14, 2016, the Company filed a Certificate of Designation authorizing 90,000,000 shares of a Series “A” Preferred Stock.  The Board of Directors has exclusive authority to designate series of Preferred Stock.  The Series “A” has the following provisions:

Section 1.  Designation of Series.  The shares of such series shall be designated as the “Series “A” Preferred Stock” (the “Series A Preferred Stock”) and the number of shares initially constituting such series shall be up to Ninety Million (90,000,000) shares.

Section 2.  Dividends.  The holders of the Series “A” Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

Section 3.  Liquidation Preference.  The holders of the Series “A” Preferred Stock shall not be entitled to any liquidation preference.

Section 4.  Voting.  The Series “A” Preferred Stock will have the same voting rights as the Common Stock, where each share represents a single vote.

Section 5.  Conversion Rights.  The shares of the Series “A” Preferred Stock may be converted to an equivalent number of Common Shares at any time by the share holder.

Item 8.01

Other Events

It is the intent of the Company to increase is authorized capital in order to provide the Company with sufficient authorized capital to meet the common stock reserve requirements of our various convertible notes.

As the share price of our common stock has fallen, so the reserve requirements have correspondingly increased.  Recently, our common stock capital reserves fell short of the reserve requirement for our $900,000 convertible note.  Our lender has given us until March 31, 2016 to increase our authorized common stock capital.  It is principally for this reason that the Company will propose to amend its Certificate of Incorporation increasing its authorized capital.

The Company anticipates that this corporate action will be immediately pursued and authorized by the vote of the Company’s majority shareholders in lieu of a special meeting of the shareholders.   This majority consent method will expedite the actions needed to increase authorized capital and thereby avoid breaching any of the Company’s covenants to maintain adequate reserved common stock capital.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.

Description

       2.0

Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2016

Ambient Water Corporation

/s/ Jeff Stockdale

______________________________

By:  Jeff Stockdale

Title: President; Chief Operating Officer